Exhibit 99.1

AutoNation[logo]
For Immediate Release                             Contact: Oscar Suris
                                                           (954) 769-3576
                                                           suriso@AutoNation.com

             AutoNation Announces Extension of Consent Solicitation To Seek Amendment to Terms of Its 9% Senior Notes Due 2008

         Fort Lauderdale, Fla. (November 7, 2002) --- AutoNation, Inc. (NYSE:
AN) announced today that it has increased the consent payment it is offering to holders who validly consent pursuant to the pending consent solicitation for its $450,000,000 of 9% Senior Notes due 2008 (the "Notes") to $20 per $1,000
principal amount. The expiration time for the consent solicitation has been extended to 5 p.m., Eastern Time, on Friday, November 8, 2002. All other terms of the consent solicitation remain unchanged.

         A supplement to the Consent Solicitation Statement dated October 24, 2002 setting forth the revised terms will be distributed to all holders of the Notes as of October 23, 2002. All holders who wish to submit their consents should do so using the materials enclosed with the Consent Solicitation Statement dated October 24, 2002. Holders who have already delivered their consents are NOT required to deliver any further documentation in order to receive the increased consent payment for Notes as to which a valid consent is received and accepted by the Company.

         Serving as Lead Solicitation Agent is Banc of America Securities LLC ("BAS"), along with J.P. Morgan Securities Inc. and Wachovia Securities serving as Co-Solicitation Agents. Questions concerning the terms of the consent solicitation may be directed to BAS at 888-292-0070 (toll free) or 704-388-4813 (collect). Innisfree M&A Incorporated is serving as Information Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement and the supplement thereto should be directed to the Information Agent at 888-750- 5834 (toll free for Note holders) or 212-750-5833 (banks and brokers call collect). Wells Fargo Bank Minnesota, National Association, is serving as Tabulation Agent for the consent solicitation.


About AutoNation, Inc.
----------------------
AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of both new and used vehicles. Ranked #101 on the 2002 Fortune 500, AutoNation employs approximately 30,000 people and owns and operates 372 new vehicle franchises in 17 states. Additional information is available in the "About AutoNation, Inc." section of www.AutoNation.com, where consumers can find more than 89,000 vehicles available for sale, or at corp.AutoNation.com.

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